TRANSFER AGENCY SERVICES AGREEMENT

THIS AGREEMENT is made as of                     , 2004 by and between PFPC INC., a Massachusetts corporation (“PFPC”), and each of the entities listed on Schedule A, attached hereto and as may be amended from time to time and such other entities that may be advised by The Managers Funds LLC after the date of this Agreement (each individually, a “Trust” and collectively, the “Trusts”).

W I T N E S S E T H:

WHEREAS, each Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, each Trust wishes to retain PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent with respect to each series of the Trust listed on Schedule A attached hereto (each individually, a “Fund” and collectively, the “Funds”) and PFPC wishes to furnish such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions. As Used in this Agreement.

(a)	“1933 Act” means the Securities Act of 1933, as amended.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)	“Authorized Person” means any officer of a Trust and any other person duly authorized by that Trust’s Board of Directors to give Oral Instructions and Written Instructions on behalf of the Trust or a Fund. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(d)	“CEA” means the Commodities Exchange Act, as amended.

(e)	“Oral Instructions” mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(f)	“SEC” means the Securities and Exchange Commission.

(g)	“Securities Laws” mean the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

(h)	“Shares” mean the shares of beneficial interest of any series or class of a Fund.

(i)	“Written Instructions” mean (i) written instructions signed by an Authorized Person and received by PFPC, which may be standing instructions, or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

2. Appointment. Each Trust hereby appoints PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Trust and each Fund in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

3. Compliance with Rules and Regulations. PFPC represents and warrants that it will comply with all applicable requirements of the Securities Laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by a Trust or any other entity.

4.	Instructions.

(a)	Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

(b)	PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of a Trust’s Board of Directors or of a Fund’s shareholders, unless and until PFPC receives Written Instructions to the contrary.

(c)	Each Trust agrees to forward to PFPC Written Instructions confirming Oral Instructions so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC’s ability to rely upon such Oral Instructions, provided that PFPC acted upon the Oral Instructions before receiving the Written Instructions.

5. Right to Receive Advice.

(a)	Advice of a Trust. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from a Trust.

(b)	Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel for a Trust, a Fund’s investment adviser or PFPC, at the option of PFPC).

(c)	Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from a Trust on behalf of a Fund, and the advice it receives from counsel, PFPC may rely upon and follow the advice of counsel.

6. Records; Visits. The books and records pertaining to each Trust, which are in the possession or under the control of PFPC, shall be the property of that Trust. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations, including in particular, Section 31 of the 1940 Act. Each Trust and Authorized Persons shall have access to such books and records at all times during PFPC’s normal business hours. Upon the reasonable request of a Trust, copies of any such books and records shall be promptly provided by PFPC to that Fund or to an Authorized Person, at that Trust’s expense.

7. Confidentiality.

(a)	Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include:

(i)	any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about shareholders of a Fund, product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust, a Fund or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

(ii)	any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords a Trust, a Fund or PFPC a competitive advantage over its competitors;

(iii)	all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and

(iv)	anything designated as confidential.

(b)	Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it:

(i)	is already known to the receiving party at the time it is obtained and is not already subject to a duty of confidentiality;

(ii)	is or becomes publicly known or available through no wrongful act of the receiving party;

(iii)	is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality;

(iv)	is released by the protected party to a third party without restriction;

(v)	is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is permitted); or

(vi)	has been or is independently developed or obtained by the receiving party.

8. Cooperation with Accountants. PFPC shall cooperate with the Trust’s and The Managers Funds LLC’s (and its parent’s) independent public accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Trust.

9. PFPC System. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to a Fund. Notwithstanding the foregoing, the parties acknowledge each Trust shall retain all ownership rights in Fund data which resides on the PFPC System.

10. Disaster Recovery. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to any Fund, make all reasonable efforts to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC’s own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

11. Compensation.

(a)	As compensation for services rendered by PFPC during the term of this Agreement, the Fund will pay to PFPC a fee or fees as may be agreed to from time to time in writing by the Fund and PFPC. In addition, the Fund agrees to pay, and will be billed separately in arrears for, reasonable expenses incurred by PFPC in the performance of its duties hereunder.

(b)	PFPC shall establish certain cash management accounts (“Service Accounts”) required to provide services under this Agreement. The Fund acknowledges (i) PFPC may receive investment earnings from sweeping the funds in such Service Accounts into investment accounts including, but not limited to, investment accounts maintained at an affiliate or client of PFPC; (ii) balance credits earned with respect to the amounts in such Service

Accounts (“Balance Credits”) will be used to offset any banking service fees charged to the Fund; (iii) PFPC shall retain any excess Balance Credits for its own use; and (iv) Balance Credits will be calculated and applied toward the Fund’s banking service charges regardless of the Service Account balance sweep described in Sub-Section (i).

(c)	The undersigned hereby represents and warrants to PFPC that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to the Fund’s investment advisor (“Advisor”) or PFPC in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by PFPC to the Advisor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Board of Directors of the Fund and that, if required by applicable law, such Board of Directors has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

12. Indemnification. Each Trust agrees severally and not jointly to indemnify, defend and hold harmless PFPC and its affiliates, including their respective officers, directors, agents and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which PFPC takes in connection with the provision of services to a Fund. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) arising directly or indirectly from PFPC’s or its affiliates’ own willful misfeasance, bad faith, negligence or reckless disregard in the performance of PFPC’s activities under this Agreement or refusal or failure to comply with the terms of this Agreement.

13. Responsibility of PFPC.

(a)	PFPC shall be under no duty to take any action hereunder on behalf of a Trust except as specifically set forth herein or as may be specifically agreed to by PFPC and such Trust in a written amendment hereto. PFPC shall be obligated to exercise reasonable care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC shall be liable only for any damages arising out of PFPC’s failure to perform its duties under this Agreement or to the extent such damages arise out of PFPC’s willful misfeasance, bad faith, negligence or reckless disregard of such duties.

(b)	Notwithstanding anything in this Agreement to the contrary, and with the exception of any loss arising out of or relating to PFPC’s refusal or failure to comply with the terms of this Agreement or from PFPC’s willful misfeasance, bad faith, negligence or reckless disregard of its duties under this Agreement, (i) PFPC shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities, to the extent that PFPC has acted reasonably in eliminating the circumstances giving rise thereto; insurrection; elements of nature; or non-performance by a third party; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes to be genuine and from an Authorized Person.

(c)	Each party shall have a duty to mitigate damages for which the other party may become responsible.

(d)	The provisions of this Section 13 shall survive termination of this Agreement.

14. Description of Services.

(a)	Services Provided on an Ongoing Basis, If Applicable.

(i)	Calculate 12b-1 payments;

(ii)	Maintain shareholder registrations and make changes as necessary, including to address changes in plans (e.g., systematic withdrawal);

(iii)	Review new applications and correspond with shareholders to complete or correct information;

(iv)	Direct payment processing of checks or wires;

(v)	Prepare and certify stockholder lists in conjunction with proxy solicitations;

(vi)	Record the issuance of Shares of the Funds and maintain, pursuant to Rule 17Ad-10(e) under the 1934 Act, a record of the total number of Shares of each Fund that are authorized, issued and outstanding;

(vii)	Prepare and mail to shareholders confirmation of activity;

(viii)	Provide toll-free lines for direct shareholder use, plus customer liaison staff for on-line inquiry response;

(ix)	Mail duplicate confirmations to broker-dealers of their clients’ activity, whether executed through the broker-dealer or directly with PFPC;

(x)	Provide periodic shareholder lists and statistics to a Fund;

(xi)	Provide detailed data for underwriter/broker confirmations;

(xii)	Prepare periodic mailing of year-end tax and statement information and mail shareholder reports and prospectuses to current shareholders;

(xiii)	Notify on a timely basis the investment adviser, accounting agent, and custodian of fund activity;

(xiv)	Perform other participating broker-dealer shareholder services as may be agreed upon from time to time;

(xv)	Accept, process and post daily Share purchases and redemptions received in good order in accordance with Rule 22c-1 of the 1940 Act;

(xvi)	Accept, post and perform shareholder transfers and exchanges received in good order in accordance with Rule 22c-1 of the 1940 Act;

(xvii)	Issue uncertificated Shares as appropriate; and

(xviii)	Issue and cancel certificates (when requested in writing by the shareholder) and countersign Share certificates.

(b)	Purchase of Shares. PFPC shall issue and credit an account of an investor, in the manner described in a Fund’s prospectus, once it receives:

(i)	A purchase order in completed proper form;

(ii)	Proper information to establish a shareholder account; and

(iii)	Confirmation of receipt or crediting of funds for such order to a Fund’s custodian.

(c)	Redemption of Shares. PFPC shall process requests to redeem Shares as follows:

(i)	All requests to transfer or redeem Shares and payment therefor shall be made in accordance with a Fund’s prospectus, when the shareholder tenders Shares in proper form, accompanied by such documents as PFPC reasonably may deem necessary.

(ii)	PFPC reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement on the instructions is valid and genuine and that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to process transfers or redemptions which PFPC, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or redemption.

(iii)	When Shares are redeemed, PFPC shall deliver to a Fund’s custodian (the “Custodian”) and the Fund or its designee a notification setting forth the number of Shares redeemed. Such redeemed Shares shall be reflected on appropriate accounts maintained by PFPC reflecting outstanding Shares of such Fund and Shares attributed to individual accounts.

(iv)	PFPC shall, upon receipt of the monies provided to it by the Custodian for the redemption of Shares, pay such monies as are received from the Custodian, all in accordance with the procedures established from time to time between PFPC and such Trust.

(v)	When a broker-dealer notifies PFPC of a redemption desired by a customer, and the Custodian provides PFPC with funds, PFPC shall prepare and send the redemption check to the broker-dealer and made payable to the broker-dealer on behalf of its customer, unless otherwise instructed in writing by the broker-dealer.

(vi)	PFPC shall not process or effect any redemption requests with respect to Shares of a Fund after receipt by PFPC or its agent of notification of the suspension of the determination of the net asset value of that Fund.

(d)	Dividends and Distributions. Upon receipt of instructions, which may be standing instructions, authorizing the declaration and payment of dividends and distributions, PFPC shall issue dividends and distributions declared by a Fund in Shares, or, upon shareholder election, pay such dividends and distributions in cash, if provided for in a Fund’s prospectus. Such issuance or payment, as well as payments upon redemption as described above, shall be made after deduction and payment of the required amount of funds to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. PFPC shall mail to a Fund’s shareholders such tax forms and other information, or permissible substitute notice, relating to dividends and distributions paid by the Fund as are required to be filed and mailed by applicable law, rule or regulation. PFPC shall prepare, maintain and file with the IRS and other appropriate taxing authorities reports, including without limitation, U.S. Treasury Department Forms 1099, relating to all dividends above a stipulated amount paid by the Fund to its shareholders as required by tax or other law, rule or regulation.

(e)	Shareholder Account Services.

(i)	PFPC may arrange, in accordance with the prospectus, for issuance of Shares obtained through:

•	Any pre-authorized check plan; and

•	Direct purchases through broker wire orders, checks and applications.

(ii)	PFPC may arrange, in accordance with the prospectus, for a shareholder’s:

•	Exchange of Shares for shares of another fund with which a Fund has exchange privileges;

•	Automatic redemption from an account where that shareholder participates in a automatic redemption plan; and/or

•	Redemption of Shares from an account with a checkwriting privilege.

(f)	Communications to Shareholders. Upon timely Written Instructions, PFPC shall mail all communications by a Fund to its shareholders, including:

(i)	Reports to shareholders;

(ii)	Confirmations of purchases and sales of Fund shares;

(iii)	Monthly or quarterly statements;

(iv)	Dividend and distribution notices; and

(v)	Tax form information.

(g)	Records. PFPC shall maintain records of the accounts for each shareholder showing the following information:

(i)	Name, address and United States Tax Identification or Social Security number;

(ii)	Number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

(iii)	Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder’s account;

(iv)	Any stop or restraining order placed against a shareholder’s account;

(v)	Any correspondence relating to the current maintenance of a shareholder’s account;

(vi)	Information with respect to withholdings; and

(vii)	Any information required in order for PFPC to perform any calculations required by this Agreement.

(h)	Lost or Stolen Certificates. PFPC shall place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation. A new certificate shall be registered and issued only upon:

(i)	The shareholder’s pledge of a lost instrument bond or such other appropriate indemnity bond issued by a surety company approved by PFPC; and

(ii)	Completion of a release and indemnification agreement signed by the shareholder to protect PFPC and its affiliates.

(i)	Shareholder Inspection of Stock Records. Upon a request from any Fund shareholder to inspect stock records, PFPC will notify such Fund and that Fund will issue instructions granting or denying each such request. Unless PFPC has acted contrary to that Fund’s instructions, the Fund agrees to and does hereby release PFPC from any liability for refusal of permission for a particular shareholder to inspect that Fund’s stock records.

(j)	Withdrawal of Shares and Cancellation of Certificates. Upon receipt of Written Instructions, PFPC shall cancel outstanding certificates surrendered by a Fund to reduce the total amount of outstanding shares by the number of shares surrendered by that Fund.

(k)	Lost Shareholders. PFPC shall perform such services as are required in order to comply with rule 17Ad-17 of the 1934 Act (the “Lost Shareholder Rule”), including, but not limited to, those set forth below. PFPC may, in its sole discretion, use the services of a third party to perform some of or all such services.

(i)	documentation of search policies and procedures;

(ii)	execution of required searches;

(iii)	tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and

(iv)	preparation and submission of data required under the Lost Shareholder Rules.

Except as set forth above, PFPC shall have no responsibility for any escheatment services.

(l)	Retirement Plans.

(i)	In connection with the individual retirement accounts, simplified employee pension plans, rollover individual retirement plans, educational IRA’s and ROTH individual retirement accounts (“IRA Plans”), 403(b) Plans and money purchase and profit sharing plans (“Qualified Plans”) (collectively, the “Retirement Plans”) within the meaning of Section 408 of the Internal Revenue Code of 1986, as amended (the “Code”) sponsored by a Fund for which contributions of a Fund’s shareholders (the “Participants”) are invested solely in Shares of that Fund, PFPC shall provide the following administrative services:

(A)	Establish a record of types and reasons for distributions (i.e., attainment of age 59-1/2, disability, death, return of excess contributions, etc.);

(B)	Record method of distribution requested and/or made;

(C)	Receive and process designation of beneficiary forms requests;

(D)	Examine and process requests for direct transfers between custodians/trustees, transfer and pay over to the successor assets in the account and records pertaining thereto as requested;

(E)	Prepare any annual reports or returns required to be prepared and/or filed by a custodian of a Retirement Plan, including, but not limited to, an annual fair market value report, Forms 1099R and 5498; and file same with the IRS and provide same to Participant/Beneficiary, as applicable; and

(F)	Perform applicable federal withholding and send Participants/Beneficiaries an annual TEFRA notice regarding required federal tax withholding.

(ii)	PFPC shall arrange for PFPC Trust Company to serve as custodian for the Retirement Plans sponsored by each Fund.

(iii)	With respect to the Retirement Plans, PFPC shall provide each Fund with the associated Retirement Plan documents for use by the Fund and PFPC shall be responsible for the maintenance of such documents in compliance with all applicable provisions of the Code and the regulations promulgated thereunder.

(m)	IMPRESSNet® Services. PFPC shall provide to each Trust the internet access services as set forth on Exhibit B attached hereto and made a part hereof, as such Exhibit B may be amended from time to time.

15. Privacy. Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of investors in any Fund obtained under this Agreement, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by law or regulation.

16. Anti-Money Laundering.

(a)	Each Trust acknowledges that it has had an opportunity to review, consider and comment upon the written internal policies, procedures and controls provided by PFPC describing various tools designed to promote the detection and reporting of potential money laundering activity by monitoring shareholder activity, including the written procedures described in Section 17 below for verifying a customer’s identity (collectively, the “AML program”). Each Trust has determined that the AML program, as part of the Trust’s overall anti-money laundering program, is reasonably designed to prevent the Funds from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provision of the Bank Secrecy Act and the implementing regulations thereunder. Based on this determination, each Trust hereby instructs and directs PFPC to implement the AML program on the Trust’s behalf, as such may be amended from time to time. PFPC shall perform reasonable actions necessary to help the Funds be in compliance with Section 352 of the USA PATRIOT Act. In this regard, PFPC shall (i) provide for independent testing, by an employee who is not responsible for the operation of PFPC’s AML program or by an outside party, for compliance with PFPC’s AML Program; (ii) designate a person or persons responsible for implementing and monitoring the operation and internal controls of PFPC’s AML program; and (iii) provide ongoing training of PFPC personnel relating to the prevention of money-laundering activities. PFPC shall provide to the Trusts a copy of PFPC’s written AML policies and procedures (it being understood such information is to be considered confidential and treated as such and afforded all protections provided to confidential information under this Agreement).

(b)	Upon the reasonable request of a Trust, PFPC shall provide (i) a copy of a written assessment or report prepared by the party performing the independent testing for compliance, or a summary thereof, or a certification that the findings of the independent party are satisfactory; and (ii) a summary of the AML training provided for appropriate personnel. PFPC also agrees to provide (i) prompt written notification of any transactions or combination of transactions that PFPC believes, based on its AML program, evidence money laundering activity in connection with a Fund or any shareholder of a Fund and (ii) prompt written notification of any customer(s) that PFPC reasonably believes, based upon its AML program, to be engaged in money laundering activity, provided that the Fund agrees not to communicate this information to the customer. PFPC shall provide such other reports on the monitoring and customer identification activities concluded at the direction of the Trusts as may be agreed to from time to time by PFPC and the Trusts.

(c)	PFPC agrees to permit inspections relating to its AML program by U.S. Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to its AML program as such examiners shall reasonably request. Further, the Funds and Authorized Persons shall have reasonable access during normal business hours to information and records relating to anti-money laundering activities of PFPC performed pursuant to this Agreement.

18. Customer Identification Program (“CIP”) Services.

(a)	To help the Funds comply with its Customer Identification Program (which the Funds are required to have under regulations issued under Section 326 of the USA PATRIOT Act) PFPC will do the following:

(i)	Implement procedures under which new accounts in a Fund are not established unless PFPC has obtained the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the “Data Elements”) for each corresponding Customer (as defined in 31 CFR 103.131).

(ii)	Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened. Methods may consist of non-documentary methods (for which PFPC may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 103.131), and may include procedures under which PFPC personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es).

(iii)	Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 103.131(b)(3).

(iv)	Regularly report to each Fund about measures taken under (a)-(c) above.

(v)	If PFPC provides services by which prospective Customers may subscribe for shares in a Fund via the Internet or telephone, PFPC will work with that Fund to notify prospective Customers, consistent with 31 CFR 103.(b)(5), about the Fund’s CIP.

(vi)	Set forth on a separate fee schedule compensation amounts due for these CIP Services.

(b)	Notwithstanding anything to the contrary, and without expanding the scope of the express language above, PFPC need not collect the Data Elements for (or verify) prospective customer (or accounts) beyond the requirements of relevant regulation (for example, PFPC will not verify customers opening accounts through NSCC) and PFPC need not perform any task that need not be performed for the Fund to be in compliance with relevant regulation, unless such task is otherwise required to be performed by this Agreement.

(c)	Notwithstanding anything to the contrary, PFPC need not perform any of the steps described above with respect to persons purchasing Shares via exchange privileges.

19. Duration and Termination.

(a)	This Agreement shall be effective on the date first written above and unless terminated pursuant to its terms shall continue for a period of five (5) years (the “Initial Term”).

(b)	Upon the expiration of the Initial Term and upon the mutual agreement of the Fund and PFPC, this Agreement may be renewed for successive terms of a length to be determined by the parties (“Renewal Terms”). Either the Fund or PFPC may terminate a Renewal Term upon ninety (90) days prior written notice.

(c)	In the event of termination, all expenses associated with movement of records and materials and conversion thereof to a successor transfer agent will be borne by each Fund and paid to PFPC prior to any such conversion.

(d)	If the Agreement is terminated with respect to less than all of the Funds, the rights, obligations and duties of the remaining parties shall not be affected.

(e)	If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(f)	Should a Fund desire to cease to use PFPC as the provider of any of the services set forth hereunder in favor of another transfer agent prior to the expiration of the Initial Term, PFPC shall make a good faith effort to facilitate a conversion of services to a Fund’s successor service provider; provided, however, there can be no guarantee that PFPC will be able to facilitate such a conversion of services on the conversion date requested by a Fund. In connection with the foregoing and prior to such conversion to the successor transfer agent, the Trust shall pay fees to PFPC with respect to the Fund(s) to which the early termination relates as set forth in writing between the parties. In no event shall any payment be required in the event a Fund ceases to use PFPC to provide the services set forth in the Agreement as a result of (i) a liquidation of a Fund or (ii) a merger of a Fund into another investment company or series thereof for which PFPC provides services pursuant to this Agreement. In the event of a merger of a Fund into another investment company or series thereof for which PFPC does not provide services pursuant to this Agreement, PFPC reserves the right to renegotiate the fees paid by the Funds that would continue to be serviced hereunder, provided however, if the parties are unable to agree to such fee revisions after good faith negotiations, either party may terminate this Agreement upon ninety (90) days written notice to the other party, in which case the Trust shall pay fees to PFPC with respect to the Fund(s) to which the early termination relates as set forth in writing between the parties.

20. Notices. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President; (b) if to the Trust, at the address provided on Schedule A for the applicable Trust and contact person at                     , Attention: or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three business days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

21. Amendments. This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

22. Delegation; Assignment. PFPC may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc. with the consent of the Trusts, which consent may not be unreasonable withheld.

23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

24. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

25. Liability of the Funds. PFPC hereby acknowledges and agrees that the liability of a

Trust for any obligation of a Fund under this Agreement shall be limited in all cases to the particular Fund and its respective assets to which the obligation relates, and that no trustee, officer or shareholder of a Fund shall be personally liable therefore and further, that to the extent that liability under this Agreement relates to any one Fund, recourse for that liability shall be limited to the respective assets of such Fund.

26. Miscellaneous.

(a)	Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

(b)	No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Trusts agree not to make any modifications to their registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

(c)	Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(d)	Information. Each Trust will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC to each Fund.

(e)	Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(f)	Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(g)	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(h)	Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(i)	Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC’s affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) each Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PFPC INC.

By:
Title:

THE MANAGERS FUNDS

By:
Title:

MANAGERS TRUST I

By:
Title:

MANAGERS TRUST II

By:
Title:

MANAGERS AMG FUNDS

By:
Title:

Schedule A

Trusts

The Managers Funds

Managers Trust I

Managers Trust II

The Managers AMG Funds

EXHIBIT A

THIS EXHIBIT A, dated as of                     , 2004, is Exhibit A to that certain Transfer Agency Services Agreement dated as of                      , 2004, between PFPC Inc. and Managers Funds.

PORTFOLIOS

[List all Portfolios here]

EXHIBIT B

IMPRESSNet® SERVICES

THIS EXHIBIT B, dated as of                     , 2004, is Exhibit B to that certain Transfer Agency Services Agreement dated as of                     , 2004, between PFPC Inc. and each of the entities listed on Schedule A.

1. Definitions. Any term not herein defined in this Exhibit B shall have the meaning given such term in the Agreement. The following definitions shall apply to this Exhibit B:

(a) “End-User” shall mean any Shareholder that accesses the PFPC System via IMPRESSNetR.

(b) “Fund Web Site” means the collection of electronic documents, electronic files and pages residing on any computer system(s) maintained on behalf of each Fund, connected to the Internet and accessible by hypertext link through the World Wide Web to and from IMPRESSNetR.

(c) “IMPRESSNetR Services” means the services identified in Section 2 hereof to be provided by PFPC utilizing the Fund Web Site, the Internet and certain software, equipment and systems provided by PFPC, telecommunications carriers and security providers which have been certified by ICSA or a nationally-recognized audit firm (including but not limited to firewalls and encryption), whereby Inquires may be performed and Transactions may be requested by accessing IMPRESSNetR via hypertext link from the Fund Web Site.

(d) “Inquiry” shall mean any access to the PFPC System via IMPRESSNetR initiated by an End-User which is not a Transaction.

(e) “Internet” shall mean the communications network comprised of multiple communications networks linking education, government, industrial and private computer networks.

(f) “IMPRESSNetR” means the collection of electronic documents, electronic files and pages residing on PFPC’s computer system(s) (or those elements of the computer system of one or more Internet Service Providers (“ISPs”) retained by PFPC and necessary for PFPC’s services hereunder), connected to the Internet and accessible by hypertext link from the Fund Web Site through the World Wide Web, where the Inquiry and Transaction data fields and related screens provided by PFPC may be viewed.

(g) “Shareholder” means the record owner or authorized agent of the record owner of shares of the Fund.

(h) “Transaction” shall mean purchase, redemption, exchange or any other activity involving the movement of Shares initiated by an End-User.

2. PFPC Responsibilities. Subject to the provisions of this Exhibit B, PFPC shall provide or perform, or shall retain other persons to provide or perform, the following, at PFPC’s expense (unless otherwise provided herein):

(a) provide all computers, telecommunications equipment, encryption technology and other materials and services reasonably necessary to develop and maintain IMPRESSNetR to permit persons to be able to view information about each Fund and to permit End-Users with appropriate identification and access codes to perform Inquiries and initiate Transactions;

(b) address and mail, at each Fund’s expense, notification and promotional mailings and other communications provided by a Fund to Shareholders regarding the availability of IMPRESSNetR Services;

(c) prepare and process new account applications received through IMPRESSNet® from Shareholders determined by a Fund to be eligible for such services and in connection with such, each Fund agrees as follows:

(i) to permit the establishment of Shareholder bank account information over the Internet in order to facilitate purchase activity through the Automated Clearing House (“ACH”);

(ii) the ACH prenote process will be waived and the ACH status will be set to active; and

(iii) a Fund shall be responsible for any resulting gain/loss liability associated with the ACH process.

(d) process the set up of personal identification numbers (“PIN”), as described in the IMPRESSNetR Product Guide provided to the Fund, which shall include verification of initial identification numbers issued, reset and activation of personalized PIN’s and reissue of new PIN’s in connection with lost PIN’s;

(e) provide installation services which shall include, review and approval of a Fund’s network requirements, recommending method of establishing (and, as applicable, cooperate with a Fund to implement and maintain) a hypertext link between IMPRESSNetR and the Fund Web Site and testing the network connectivity and performance;

(f) establish systems to guide, assist and permit End-Users who access IMPRESSNetR from the Fund Web Site to electronically perform Inquires and create and transmit Transaction requests to PFPC;

(g) deliver to a Fund one (1) copy of the PFPC IMPRESSNetR Product Guide, as well as all updates thereto on a timely basis;

(h) deliver a monthly billing report to a Fund, which shall include a report of Inquiries and Transactions;

(i) provide a form of encryption that is generally available to the public in the U.S. for standard Internet browsers and establish, monitor and verify firewalls and other security features (commercially reasonable for this type of information and data) and exercise commercially reasonable efforts to attempt to maintain the security and integrity of IMPRESSNetR;

(j) exercise reasonable efforts to maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by a Fund to PFPC in writing from time to time, and all “point and click” features of IMPRESSNetR relating to Shareholder acknowledgment and acceptance of such disclaimers and notifications;

(k) provide periodic site visitation (hit reports) and other information regarding End-User activity under this Exhibit B as agreed by PFPC and the Fund from time to time;

(l) monitor the telephone lines involved in providing IMPRESSNetR Services and inform the Fund promptly of any malfunctions or service interruptions;

(m) periodically scan PFPC’s Internet interfaces and IMPRESSNetR for viruses and promptly remove any such viruses located thereon; and

(n) maintenance and support of IMPRESSNetR, which includes providing error corrections, minor enhancements and interim upgrades to IMPRESSNetR which are made generally available to IMPRESSNetR customers and providing help desk support to provide assistance to Fund employees with a Fund’s use of IMPRESSNetR; maintenance and support shall not include (i) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by PFPC to IMPRESSNetR clients, as determined solely by PFPC; or (ii) maintenance of customized features.

Notwithstanding anything in this Exhibit B or the Agreement to the contrary, each Fund recognizes and acknowledges that (i) a logon I.D. and PIN are required by End-Users to access PFPC’s IMPRESSNetR; (ii) End-User’s Web Browser and ISP must support Secure Sockets Layer (SSL) encryption technology; and (iii) PFPC will not provide any software for access to the Internet; software must be acquired from a third-party vendor.

3. Fund Responsibilities. Subject to the provisions of this Exhibit B and the Agreement, each Fund shall at its expense (unless otherwise provided herein):

(a) provide, or retain other persons to provide, all computers, telecommunications equipment, encryption technology and other materials, services, equipment and software reasonably necessary to develop and maintain the Fund Web Site, including the functionality necessary to maintain the hypertext links to IMPRESSNetR;

(b) promptly provide PFPC written notice of changes in Fund policies or procedures requiring changes to the IMPRESSNetR Services;

(c) work with PFPC to develop Internet marketing materials for End-Users and forward a copy of appropriate marketing materials to PFPC;

(d) revise and update the applicable prospectus(es) and other pertinent materials, such as user agreements with End-Users, to include the appropriate consents, notices and disclosures for IMPRESSNetR Services, including disclaimers and information reasonably requested by PFPC;

(e) maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by PFPC to the Fund in writing from time to time, and all “point and click” features of a Fund Web Site relating to acknowledgment and acceptance of such disclaimers and notifications; and

(f) design and develop the Fund Web Site functionality necessary to facilitate, implement and maintain the hypertext links to IMPRESSNetR and the various Inquiry and Transaction web pages and otherwise make the Fund Web Site available to End-Users.

4. Standards of Care for Internet Services.

(a) Notwithstanding anything in the Agreement or this Exhibit B to the contrary (other than as set forth in the immediately succeeding sentence) with respect to the provision of services set forth in this Exhibit B (i) PFPC shall be liable only for its own willful misfeasance, bad faith, gross negligence or reckless disregard in the provision of such services and (ii) a Fund shall indemnify, defend and hold harmless PFPC and its affiliates (including their respective officers, directors, agents and employees) from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) incurred by such indemnified parties with respect to such services except for those for which PFPC is liable under sub-clause (i) of this sentence. For clarity, the provisions of the immediately preceding sentence shall not limit Sections 13(b), 13(c) or 13(d) of the Agreement or Section 7(c) of this Exhibit B. The provisions of this Section 4(a) shall survive termination of the Agreement and the provision of services set forth in this Exhibit B.

(b) Notwithstanding anything to the contrary contained in the Agreement or this Exhibit B, PFPC shall not be obligated to ensure or verify the accuracy or actual receipt, or the transmission, of any data or information contained in any transmission via IMPRESSNetR Services or the consummation of any Inquiry or Transaction request not actually received by PFPC. A Fund shall advise End-Users to promptly notify that Fund or PFPC of any errors or inaccuracies in Shareholder data or information transmitted via IMPRESSNetR Services.

5. Proprietary Rights.

(a) Each of the parties acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of the other under this Exhibit B. Any software, interfaces or other programs a party provides to the other under this Exhibit B shall be used by such receiving party only during the term of this Exhibit B and only in accordance with the provisions of this Exhibit B and the Agreement. Any interfaces, other software or other programs developed by one party shall not be used directly or indirectly by or for the other party or any of its affiliates to connect such receiving party or any affiliate to any other person, without the first party’s prior written approval, which it may give or withhold in its sole discretion. Except in the normal course of business and in conformity with Federal copyright law or with the other party’s consent, neither party nor any of its affiliates shall disclose, use, copy, decompile or reverse engineer any software or other programs provided to such party by the other in connection herewith.

(b) The Fund Web Site and IMPRESSNetR may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the other party. Each party retains all rights in such intellectual property that may reside on the other party’s web site, not including any intellectual property provided by or otherwise obtained from such other party. To the extent the intellectual property of one party is cached to expedite communication, such party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication. To the extent that the intellectual property of one party is duplicated within the other party’s web site to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of the first site, that party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for the duration of this Exhibit B. This license is limited to the intellectual property needed to replicate the appearance of the first site and does not extend to any other intellectual property owned by the owner of the first site. Each party warrants that it has sufficient right, title and interest in and to its web site and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to the other party does not and will not infringe on any U.S. patent, United States copyright or other United States proprietary right of a third party.

(c) Each of the parties hereto agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under Sections 5(a) or 5(b) of this Exhibit B and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event either party breaches or threatens to breach the obligations set forth in Sections 5(a) or 5(b) of this Exhibit B, in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereto hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief. The provisions of this Section 5(c) shall survive termination of the Agreement and the provision of services set forth in this Exhibit B.

6. Representation and Warranty. Neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible on IMPRESSNetR or Fund Web Site, as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software. All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation shall be borne by such party.

7. Liability Limitations; Indemnification.

(a) The Internet. Each party acknowledges that the Internet is an unsecured, unstable, unregulated, unorganized and unreliable network, and that the ability of the other party to provide or perform services or duties hereunder is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers, encryption system developers and other vendors and third parties. Each party agrees that the other shall not be liable in any respect for the functions or malfunctions of the Internet. Each party agrees the other shall not be liable in any respect for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by such party or its affiliates) or of any third parties involved in the IMPRESSNetR Services and shall not be liable in any respect for the selection of any such third party, unless such party selected the third party in bad faith or in a grossly negligent manner.

(b) PFPC’s Explicit Disclaimer of Certain Warranties. EXCEPT AS SPECIFICALLY PROVIDED IN SECTIONS 2 AND OF THIS EXHIBIT B, ALL SOFTWARE AND SYSTEMS DESCRIBED IN THIS EXHIBIT B ARE PROVIDED “AS-IS” ON AN “AS-AVAILABLE” BASIS, AND PFPC HEREBY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

(c) Cross-Indemnity. Each party hereto agrees to indemnify, defend and hold harmless the other party and its affiliates (and their respective officers, directors, agents and employees) from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys’ fee and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) (“Liabilities”) arising in connection with any claims that any IMPRESSNetR Services or related work product infringes any proprietary or other rights or any infringement claim against any of such persons based on the party’s intellectual property licensed to the other party hereunder (provided the other party has used such intellectual property in conformity with the product guidelines), except to the extent such Liabilities result directly from the gross negligence or knowing or willful misconduct of the other party or its related indemnified parties. The provisions of this Section 7(c) shall survive termination of the Agreement and the provision of services set forth in this Exhibit B.

8. Miscellaneous.

(a) Independent Contractor. The parties hereto are and shall remain independent contractors, and nothing herein shall be construed to create a partnership or joint venture between them and none of them shall have the power or authority to bind or obligate the other in any manner not expressly set forth herein. Any contributions to IMPRESSNetR by a Fund and any contributions to the Fund Web Site by PFPC shall be works for hire pursuant to Section 101 of the Copyright Act.

(b) Conflict with Agreement. In the event of a conflict between specific terms of this Exhibit B and the Agreement, this Exhibit B shall control as to IMPRESSNetR Services.